                                                                  RULE 424(b)(3)
                                                               FILE NO. 33-77124

                         FIRST SUPPLEMENT TO PROSPECTUS

                                  $12,405,000

                      10.25% SENIOR NOTES DUE MAY 1, 2002

                                  $22,670,000

             10.75% SENIOR SUBORDINATED NOTES DUE NOVEMBER 1, 2003

                        THERMADYNE HOLDINGS CORPORATION

     This First Supplement to Prospectus amends and supplements the Prospectus, dated April 8, 1996 (the "Prospectus"), of Thermadyne Holdings Corporation (the "Company") relating to the offering from time to time by certain holders (the "Selling Securityholders") of the Company's 10.25% Senior Notes due May 1, 2002 (the "New Senior Notes") and 10.75% Senior Subordinated Notes due November 1, 2003 (the "New Subordinated Notes" and, together with the New Senior Notes, the "New Notes").

CHANGE IN SELLING SECURITYHOLDER INFORMATION

     The following table sets forth, as of February 28, 1997, the names of the Selling Securityholders, the principal amount of New Notes that each Selling Securityholder may offer and sell pursuant to the Prospectus as supplemented hereby, and the securities beneficially owned by each Selling Securityholder. The information set forth below updates and corrects certain information contained in the Prospectus with respect to the Selling Securityholders. Because the Selling Securityholders may sell all or a portion of their New Notes at any time and from time to time after the date hereof, no estimate can be made of the amount of New Notes offered hereby that each Selling Securityholder may retain upon completion of the offering to which this First Supplement to Prospectus relates. None of the Selling Securityholders has any material relationship with the Company except as set forth in the notes to the table below.

                                                          PRINCIPAL AMOUNT OF SECURITIES
                                        ------------------------------------------------------------------
                                                         BENEFICIAL                          BENEFICIAL
                                                        OWNERSHIP OF                        OWNERSHIP OF
               NAME OF                   NEW SENIOR      NEW SENIOR    NEW SUBORDINATED   NEW SUBORDINATED
           BENEFICIAL OWNER             NOTES OFFERED      NOTES        NOTES OFFERED          NOTES
           ----------------             -------------   ------------   ----------------   ----------------
Fidelity Advisor Series II:
  Fidelity Advisor High Yield
     Fund(1)..........................   $   145,000    $   565,000      $ 1,158,000        $ 1,938,000
Fidelity Summer Street Trust:
  Fidelity Capital & Income Fund(2)...    10,105,000     11,711,000       14,011,000         25,239,000
Fidelity Puritan Trust:
  Fidelity Puritan Fund...............     2,150,000      2,790,000        2,983,000          8,019,000
Variable Insurance Products Fund:
  High Income Portfolio...............         5,000      1,484,000        2,559,000          5,226,000
Fidelity Magellan Fund................             0              0        1,957,000          1,957,000
Fidelity Management Trust Company on
  behalf of accounts managed by it....             0              0            2,000          1,869,000

---------------

(1) As of February 28, 1997, the beneficial owner also held 14,085 shares of common stock, par value $.01 per share, of the Company.

(2) As of February 28, 1997, the beneficial owner also held 2,424,935 shares of common stock, par value $.01 per share, of the Company.

       THE DATE OF THIS FIRST SUPPLEMENT TO PROSPECTUS IS MARCH 31, 1997.

                                                                  RULE 424(b)(3)
                                                               FILE NO. 33-77124

                         FIRST SUPPLEMENT TO PROSPECTUS

                                5,383,851 SHARES

                        THERMADYNE HOLDINGS CORPORATION

                                  COMMON STOCK

     This First Supplement to Prospectus amends and supplements the Prospectus, dated April 8, 1996 (the "Prospectus"), of Thermadyne Holdings Corporation (the "Company") relating to the offering from time to time by certain selling stockholders (the "Selling Securityholders") of the Company of shares of common stock, par value $.01 per share, of the Company (the "New Common Stock"). The New Common Stock is quoted on The Nasdaq Stock Market ("Nasdaq") under the symbol "TDHC". On February 28, 1997, the last reported sales price of New Common Stock on Nasdaq was $27 7/8 per share.

CHANGE IN SELLING SECURITYHOLDER INFORMATION

     The following table sets forth, as of February 28, 1997, the names of the Selling Securityholders, the shares of New Common Stock that each Selling Securityholder may offer and sell pursuant to the Prospectus as supplemented hereby, and the number of shares of New Common Stock beneficially owned by each Selling Securityholder. The information set forth below updates and corrects certain information contained in the Prospectus with respect to the Selling Securityholders. Because the Selling Securityholders may sell all or a portion of their New Common Stock at any time and from time to time after the date hereof, no estimate can be made of the number of shares of New Common Stock offered hereby that each Selling Securityholder may retain upon completion of the offering to which this First Supplement to Prospectus relates. None of the Selling Securityholders has had any material relationship with the Company except as set forth in the notes to the table below.

                                                                                BENEFICIAL
                                                                SHARES OF      OWNERSHIP OF
                          NAME OF                              NEW COMMON       NEW COMMON
                      BENEFICIAL OWNER                        STOCK OFFERED       STOCK
                      ----------------                        -------------    ------------
The Bakal Company Limited Partnership(1)....................         5,470           7,900
Talton R. Embry Custodian for Eleanor L. Embry under the NY
  Uniform Gifts to Minors Act(2)............................           271             895
Anne K. Embry & Julie Kammerer(1)...........................         2,713           5,200
General Motors Employees Domestic Group Pension Trust(1)....     1,172,611       1,701,125
Hughes Master Retirement Trust(1)...........................       394,973         640,000
Jennifer Russell(1).........................................         2,713           3,275
L.A. Fire & Police Pension Systems -- Fund 2525(1)..........       379,931         519,000
Magten Asset Management Corporation Pension Plan &
  Trust(1)..................................................        10,854          30,240
Magten Asset Management Corporation Profit Sharing
  Plan(1)...................................................         4,341          11,500
Magten Asset Management Corporation Rollover Account(1).....         3,256           7,400
Magten Asset Management Corporation Voluntary
  Contribution(1)...........................................         4,341           7,500
Marguerite T. Embry -- IRA(2)...............................           271             850
Navy Exchange Service Command Retirement Trust(1)...........       146,529         300,000
Talton R. Embry Custodian for Talton Oliver Tenney Embry
  under the NY Uniform Gifts to Minors Act(2)...............           271           1,321
Talton R. Embry -- IRA(3)...................................           271             800
Western Union Pension Trust(1)..............................       257,783         291,601
Mercantile Safe Deposit & Trust Company Magten Omnibus
  Account(1)................................................        37,547          79,647
Fidelity Advisor Series II: Fidelity Advisor High Yield
  Fund......................................................        14,085          14,085
Fidelity Summer Street Trust: Fidelity Capital & Income
  Fund......................................................     2,384,935       2,424,935
Dean Witter High Yield Securities Incorporated..............       451,613         451,613
High Income Advantage Trust II..............................        25,000          25,000
Dean Witter Variable Investment Series: High Yield Series...        84,072          84,072

---------------

(1) The shares shown in the table are held by clients or employee benefit plans of Magten, of which Mr. Talton R. Embry, a director of the Company, is sole stockholder, Managing Director and Chief Investment Officer.

(2) The shares shown in the table are held by or for the benefit of relatives of Mr. Talton R. Embry, a director of the Company.

(3) Mr. Embry has been a director of the Company since February 1994.

       THE DATE OF THIS FIRST SUPPLEMENT TO PROSPECTUS IS MARCH 31, 1997.